UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 14, 2024 (March 8, 2024)

SMART FOR LIFE, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-41290	81-5360128
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

990 Biscayne Boulevard, Suite 505, Miami, FL	33132
(Address of principal executive offices)	(Zip Code)

(786) 749-1221
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	SMFL	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 8, 2024, upon recommendation of the Nominating and Corporate Governance Committee, the Board of Directors (the “Board”) of Smart for Life, Inc. (the “Company”) appointed Loren Brown to the Board to fill the vacancy created by the recent resignation of Roger Conley Wood. Mr. Brown was also appointed to the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, as well as the Chair of the Nominating and Corporate Governance Committee. The Board determined that Mr. Brown is independent within the meaning of the rules of The Nasdaq Stock Market. Below is certain biographical information regarding Mr. Brown.

Since April 2015, Mr. Brown, age 60, has served as the Director of Business Development for Human and Animal Services at SGS/Nutrasource Diagnostics, a global contract research organization with a global team of 96,000 employees that operates in 2,600 offices and labs worldwide. Mr. Brown specializes in regulatory compliance, product development, and testing solutions for dietary supplements, supporting clients in commercializing health and wellness products in the human and animal markets. His prior experience encompasses similar roles at a global contract research organization, as well as serving as the Associate Director of Business Development at Burdock Group, a comprehensive Food Safety and Regulatory Compliance Consulting Firm.

Mr. Brown was appointed until his successor is duly elected and qualified. There are no arrangements or understandings between Mr. Brown and any other person pursuant to which he was selected as a director. There has been no transaction, nor is there any currently proposed transaction, between Mr. Brown and the Company that would require disclosure under Item 404(a) of Regulation S-K.

On March 8, 2024, the Company entered into an independent director agreement with Mr. Brown (the “Director Agreement”), pursuant to which he is entitled to an annual fee of $40,000 per year, payable quarterly, and an annual stock option grant for the purchase of 40,000 shares of common stock (subject to adjustments for stock splits, stock dividends and similar adjustments to the Company’s common stock), which such stock options shall vest quarterly over one year. The Company also agreed to reimburse Mr. Brown for pre-approved reasonable business expenses incurred in good faith in connection with the performance of his duties for the Company. Such compensation shall be subject to adjustment from time to time by the Board.

On March 8, 2024, the Company also entered into an indemnification agreement with Mr. Brown (the “Indemnification Agreement”), pursuant to which the Company agreed to indemnify Mr. Brown to the fullest extent permitted by law and agreed to advance or reimburse all expenses incurred by or on behalf of Mr. Brown in connection with any proceeding.

The foregoing summary of the terms and conditions of the Director Agreement and the Indemnification Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Director Agreement and the Indemnification Agreement attached hereto as Exhibits 10.1 and 10.2, respectively, which is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit
10.1	Independent Director Agreement, dated March 8, 2024, between Smart for Life, Inc. and Loren Brown
10.2	Indemnification Agreement, dated March 8, 2024, between Smart for Life, Inc. and Loren Brown
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 14, 2024	SMART FOR LIFE, INC.

/s/ Darren C. Minton
	Name:	Darren C. Minton
	Title:	Chief Executive Officer

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